EXHIBIT 10.3.1

EXECUTION COPY

Syncora Holdings Ltd.
1221 Avenue of the Americas
New York, NY 10020

As of October 30, 2008

PERSONAL & CONFIDENTIAL
BY HAND DELIVERY

Edward B. Hubbard
c/o Syncora Holdings Ltd.
1221 Avenue of the Americas
New York, NY 10020

Dear Ed:

     This letter agreement (the “Agreement”) is intended to memorialize our mutual agreements and understandings with respect to your continued employment with Syncora Holdings Ltd (the “Company”), effective as of October 31, 2008 (the “Effective Date”).

     1. Termination of Employment Agreement. On the Effective Date, the Amended and Restated Employment Agreement, dated as of August 27, 2008, between you and the Company (the “Employment Agreement”) will terminate in its entirety without further right, liability or obligation on the part of you or the Company or any of its affiliates, except as expressly provided herein.

     2. Change in Status. On the Effective Date, your title and position with the Company shall change from President and Chief Operating Officer of Syncora Guarantee Inc. (“SGI”) to Chief Remediation Strategist of the Company. During the period of your employment hereunder, you will report directly to the Acting Chief Executive Officer and you will have such duties and responsibilities related to your position, including but not limited to the remediation of SGI’s portfolio, and such other related activities as reasonably requested by the Board of Directors of the Company.

     3. Term. The term of your employment pursuant to this Agreement shall commence on the Effective Date and continue until December 31, 2008 or, if the Company provides you written notice prior to December 15, 2008, such term shall continue until January 31, 2009 (whichever date is applicable, the “Expiration Date”), unless earlier terminated as provided in Section 5 hereof. (the “Term”). Upon termination of your employment for any reason, the Term shall expire.

     4. Compensation and Benefits. It is recognized that under the terms of your Employment Agreement, the change in your title and status described in paragraph 2 above constitutes a material breach of the Employment Agreement entitling you to terminate your employment pursuant to Section 8(d)(iv) thereof and to receive the severance pay and benefits set forth in Section 8(d)(ii) thereof (the “Termination Right”).

(a) In consideration of your agreement not to exercise the Termination Right and to continue to perform services for the Company during the current restructuring period, the Company will pay you, within ten days following the Effective Date, a cash lump sum payment of $853,125. You agree that upon receipt of such payment you irrevocably waive and forfeit any further right or entitlement to any deferred cash and retention awards previously granted to you.

(b) During the Term, you will continue to receive your base salary at an annual rate of $375,000, payable in accordance with the Company’s regular pay practices.

(c) During the Term, you will continue to be eligible to participate in all employee retirement, pension, welfare, travel and entertainments expense reimbursement and executive fringe benefit plans, programs and arrangements, of the Company as are in effect from time to time and in which similarly situated senior executives are eligible to participate on the same terms as such other similarly situated senior executives.

     5. Termination of Services. In the event of your termination of employment other than other than (i) by the Company for Cause (as defined in the Employment Agreement) or (ii) by you (such voluntary termination not to include your death or disability), you will be entitled to be paid a lump sum cash payment of $853,125 (the “Payment”), with such payment to be made 10 days after your termination date (the “Payment Date”), so long as, prior to the Payment Date, you have executed the attached Release and it has become irrevocable. If you remain employed with the Company through the Expiration Date, your employment will end on the Expiration Date and the Payment will be paid to you within 10 days after the Expiration Date, so long as you execute the Release within seven (7) days after the Expiration Date and it has become irrevocable. In addition, upon your termination of employment other than (i) by the Company for Cause (as defined in the Employment Agreement) or (ii) if prior to the Expiration Date, by you (such voluntary termination not to include your death or disability), for a period of 24 months (six months in the case of your termination due to death or disability) following the expiration of the Term (or, if earlier, until the date you become eligible to receive medical benefits from a new employer), you and your immediate family members will be entitled to coverage under the Company’s medical benefit plan on a fully insured basis, at the Company-subsidized premium rate in effect at such time. Further, upon your termination of employment for any reason, you will be entitled to the following payments and/or benefits:

(a) Your vested accrued benefits under the employee benefit programs of the Company, in accordance with the applicable terms and provisions of such programs and subject to the rules of Internal Revenue Code Section 409A; and

(b) Payment of any earned but unpaid base salary as of the expiration of the Term, and, reimbursement of any unreimbursed business expenses properly incurred in connection with the Company’s expense reimbursement policy and any accrued but unused vacation. Such amounts will be paid within 60 days following the expiration of the Term.

     6. Survival of Certain Provisions in Employment Agreement. Notwithstanding the termination of the Employment Agreement, the parties acknowledge the following provisions of the Employment Agreement shall survive and be applicable during and/or following the Term in accordance with their current terms, conditions and limitations: Section 9 (Excise Tax Payments), Section 11 (Noncompetition and Nonsolicitation), Section 12 (Confidentiality), Section 14 (Subsidiary Services and Guarantee), Section 17 (Indemnification), Section 18 (Settlement of Disputes) and Section 26 (Section 409A). For avoidance of doubt, Section 11 of the Employment Agreement shall continue in effect until the first anniversary following your termination of employment, whenever occurring.

     7. Execution of General Release. On expiration of the Term, you agree to execute the General Release and Covenant Not to Sue attached hereto as Exhibit A (the “Release”). For avoidance of doubt, the parties acknowledge and agree that the Release does not waive or release (a) any rights under this Agreement, (b) any right to claim benefits under employee benefit plans (including welfare benefit, qualified and nonqualified retirement and equity-related plans, (c) any right of indemnification as to advancement of legal fees (including without limitation indemnification, legal defense and related rights under the Company’s and any other Released Parties’ (as defined in the Release) certificate of incorporation, by-laws any other such organic documents, any other plan or agreement or at law, or (d) any rights under directors and officers’ liability insurance policies.

     8. Cooperation. Following your termination of employment, you agree, at the Company’s request, to provide information to the Company and its counsel in connection with any lawsuit or regulatory investigation pending at the time of your termination or which may later arise and which relates to your employment with the Company, or to events or information about which you are aware as a result of such employment. The

Company shall pay all reasonable out-of-pocket expenses incurred by you and pre-approved by the Company in connection therewith and, unless agreed otherwise, compensate you at a rate of $50.00 per hour for time expended, with a minimum of one hour for any time expended on a single day. Such compensation shall not apply if you are giving testimony under oath.

     9. Withholding. Any payment to be made to you hereunder shall be subject to withholding for all federal, state and local taxes required to be withheld there from.

     10. Successors; Binding Agreement. The Company will require any successor to all or substantially all of the business and/or assets of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise), by an assumption agreement in form and substance reasonably satisfactory to you, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. This Agreement and all your rights hereunder shall inure to the benefit of and be enforceable by your personal or legal representatives, heirs, distributees and permitted assigns.

     11. No Assignments. This Agreement is personal to each of the parties hereto and no party hereto may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party.

     12. Notices. All notices, requests, and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand, (ii) mailed, certified or registered mail, return receipt requested, with postage prepaid, (iii) sent by next-day or overnight mail or delivery, or (iv) sent by fax, as follows:

A.	If to the Company, to:

Syncora Holdings Ltd.
1221 Avenue of the Americas
New York, NY 10020
Attn: Corporate Secretary
	Phone:	(212) 478 3400
	Fax:	(212) 478 3587

B.	If to you, to the home address most recently contained in the Company’s records.

and to such other or additional person or persons as each party shall have designated to the other party in writing by like notice.

     13. Entire Agreement. Effective as of the Effective Date, this Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by the parties with respect thereto. Except as expressly provided herein, all prior correspondence and proposals, including, without limitation, the Employment Agreement, and all offers, promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with Consultant by any other person) are superseded hereby except to the extent provided herein.

     14. Amendments. No amendments or additions to this Agreement shall be binding unless in writing and signed by each party, except as herein otherwise provided.

     15. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

     16. Payment from Trust. You acknowledge and agree that the Company may satisfy one or more of its obligations to make payments to you hereunder by causing such payments to be made from the Syncora Guarantee Services Inc. Employee Trust (the “Trust”). You agree that any such payment made by the Trust shall fully satisfy and discharge the Company’s obligation to make such payment to you hereunder (but only to the extent of such payment).

     17. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

[signature page follows]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SYNCORA HOLDINGS LTD.

By:	/s/ Susan Comparato
Name: Susan Comparato
Title: Acting CEO & President

EDWARD B. HUBBARD

	By:	/s/ Edward B. Hubbard

GUARANTORS:

SYNCORA HOLDINGS US INC

	By:	/s/ Susan Comparato
Name: Susan Comparato
Title: Secretary

SYNCORA GUARANTEE SERVICES
INC.

	By:	/s/ Susan Comparato
Name: Susan Comparato
Title: Secretary

General Release and Covenant Not to Sue

     1. General Release of Claims. In consideration for the payments and benefits paid to you under that certain Agreement, signed by you and Syncora Holdings Ltd. (the “Company”), dated October 30, 2008 (the “Agreement”), you hereby release and forever discharge the Company and any and all of its affiliates, predecessors, successors, assigns, and their respective officers, directors, administrators and employees (the “Released Parties”) of and from all actions, claims, liabilities, demands and causes of action, known or unknown, fixed or contingent, in law or equity, included but not limited to those arising under the Civil Rights Act of 1964, the Reconstruction Era Civil Rights Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Consultant Retirement Income Security Act of 1974, The Americans with Disabilities Act, The Family and Medical Leave Act of 1993, The New York State Human Rights Law Section 196 ET SEQ., the New York City Administrative Code, as amended, and any and all other federal, state, and local laws, rules and regulations prohibiting, without limitation, discrimination in employment, tortuous or wrongful discharge, breach of an express or implied contract, breach of a covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, defamation, misrepresentation or fraud, which you ever had, now have or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing, up to and including the day on which you sign this Agreement (the “Claims”); provided, however, that you are not waiving (a) any rights under the Agreement, (b) any right to claim benefits under employee benefit plans (including welfare benefit, retirement and (except as set forth in the Agreement) equity-related plans), (c) any right of indemnification (including indemnification, legal defense and related rights under the Company’s certificate of incorporation, by-laws or other such organic documents), or (d) any rights under directors and officers’ liability insurance policies.

     2. Effect of General Release; Limitations on General Release. You understand that by signing this General Release you are prevented from filing, commencing or maintaining any action, complaint, or proceeding with regard to any of the claims released hereby. However, nothing in the General Release of Claims above precludes you from filing a charge with an administrative agency or from participating in an agency investigation. You are, however, waiving your right to recover money in connection with any such charge or investigation. You are also waiving your right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency.

     3. Covenant Not to Sue. In addition to waiving and releasing the claims and rights covered by the General Release of Claims, you promise not to sue the Company or any other Released Party in any forum on any claim which is covered by (i.e., released under) the General Release of Claims. This covenant by you not to sue is different from the General Release of Claims, which will provide the Company a defense in the event you violate the General Release. If you violate this Covenant Not to Sue by suing a Released Party, you may be liable to that party for monetary damages. More specifically, if you sue a Released Party in violation of this Covenant Not to Sue, you will be required to either: (1) pay that Released Party’s attorneys’ fees and other costs incurred as a result of having to defend against your suit; or (2) alternatively, at the Released Party’s option, return to the Company all of the severance pay provided to you under Section 8 of the Employment Agreement and under the Agreement, except for one-hundred dollars ($100.00) . In the event of such violation, the Company will also be excused from providing you any remaining severance payments under Section 8 of the Employment Agreement and under the Agreement. However, nothing in this Covenant Not to Sue or in any other part of this Agreement prevents you from challenging the validity of this Agreement under the ADEA.

     4. Knowing and Voluntary Decision to Sign. You further agree that no statements, representations, promises, threats or suggestions have been made by the Company or its representatives, officers, or employees to influence you to sign this General Release except such statements as are expressly set forth herein. You have signed this General Release upon reaching the considered conclusion that it is best for you, and of your own free will, relying entirely upon your own judgment, and the judgment of such lawyers and other personal advisors who you have chosen to consult. You further acknowledge that you are under no disability or impairment, which affects your decision to sign this General Release.

     5. Time to Consider the Agreement. You have actually read this General Release, and have had adequate time of at least 21 days to consider its terms and effect, and to ask any questions that you may have of the legal or other personal advisors of your own choosing. You may revoke this General Release during the seven day period following its execution by providing written notice of such revocation to the Company.

     6. Subsequent Facts. No fact, evidence, event or transaction currently unknown to you but which may hereafter become known to you shall affect in any way or manner the final and unconditional nature of this General Release.

[signature page follows]

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READ, ACCEPTED & AGREED

/s/ Edward B. Hubbard
Edward B. Hubbard

1/30/09
Dated:

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